PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE CALL FOR ENERGY INCOME AND GROWTH FUND

WHEATON, IL -- (BUSINESS WIRE) -- October 31, 2011 -- First Trust Advisors L.P. ("FTA") announced today that Energy Income and Growth Fund (NYSE Amex: FEN) intends to host a conference call with Energy Income Partners, LLC ("EIP"), the Fund's investment sub-advisor, on Monday, November 14, 2011 at 4:15 P.M. Eastern Time. The purpose of the call is to hear the Fund's portfolio management team provide an update for the Fund.

-- Dial-in Number: (866) 865-6631; International (706) 679-1727; and Passcode # 20365419. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (800) 585-8367; International (404) 537-3406; and Passcode # 20365419. The replay will be available after the call until 11:59 P.M. Eastern Time on Wednesday, December 14, 2011.

FTA has served as the Fund's investment advisor since the Fund's inception. FTA, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and competitive municipal underwritings, with collective assets under management or supervision of over $43 billion as of September 30, 2011 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Energy Income Partners, LLC ("EIP") serves as the Fund's investment sub-advisor and provides advisory services to a number of investment companies and partnerships for the purpose of investing in MLPs and other energy infrastructure securities. EIP is one of the early investment advisors specializing in this area. As of September 30, 2011, EIP managed or supervised approximately $1.2 billion in client assets.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to FEN by Thursday, November 10, 2011, 6:00 P.M. Eastern Time. The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784


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Source:  First Trust Advisors L.P.